UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Fairchild Corporation
_____________________________
(Exact name of registrant as specified in its charter)

 Delaware                 34-0728587
 _________________________________________________________________
 (State of incorporation)     (IRS Employer Identification No.)

Suite 400, 45025 Aviation Drive, Dulles, VA 20166-7516
____________________________________________________________
(Address of Principal Executive Offices)

2000 NON-EMPLOYEE DIRECTORS STOCK-OPTION PLAN OF THE FAIRCHILD CORPORATION
____________________________________________________________
(Full title of the Plan)

DONALD E. MILLER, ESQ.
Executive Vice President, General Counsel and Secretary
The Fairchild Corporation
Suite 400, 45025 Aviation Drive, Dulles, VA 20166-7516
____________________________________________________________
(Name and address of agent for service)

(703) 478-5800
____________________________________________________________
(Telephone number, including area code of agent for service)

The filing date of this document is January 23, 2001

CALCULATION OF REGISTRATION FEE
Title of securities to be registered

Amount to be registered

Proposed maximum offering price per Share

Proposed maximum aggregate offering price

Amount of registration fee

Class A Common Stock, par value $0.10 per share

52,500
(a)

$5.938
(b)

$311,745
(c)

$77.94
(d)

-------------------
(a) The total number of shares of The Fairchild Corporation (the "Company") Class A Common Stock issuable under the 2000 Non-Employee Directors Stock-Option Plan (the "2000 NED Plan") is 52,500.

(b) Represents the average of high and low prices of the Class A Common Stock, as reported on the consolidated system of the NYSE on January 19, 2001 (a date five days within the filing date of this Registration Statement).

(c) This amount is computed by multiplying $2,500 (a) times $5.938 (b).

(d) This amount is determined at the rate of $250 per $1 million (.025%) of the aggregate offering price of $311,745 (c).

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement consists of:

(1) PART 1: Information Required in the Section 10(a) Prospectus.

(2) PART 2:  Information Required in the Registration Statement.

PART 1: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

This Registration Statement filed by The Fairchild Corporation, a Delaware corporation (the "Company"), relates to the 2000 Non-Employee Directors Stock Option Plan of The Fairchild Corporation (the "2000 NED Plan"). The total number of shares of
Class A Common Stock issuable under the 2000 NED Plan is 52,500.  The Plan was approved by Company's stockholders at the Annual Meeting held on November 20, 2000.

Documents containing the information specified in Form S-8, Part I, Item 1, will be sent or given to participants in the 2000 NED Plan as specified by Rule 428(b)(1).  In accordance with the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission.

Item 2. Registrant Information and Employee Plan Annual Information.

Participants in the 2000 NED Plan are entitled to obtain information about the Plan and about the Company, consistent with the requirements of Rule 428(b). The Company shall advise participants of the 2000 NED Plan, in writing, of the address for such information.

PART 2: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

(b) All other reports filed by the Company with the Securities and Exchange Commission since June 30, 2000 pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act")

(c) The description of the Company's Class A Common Stock contained in a Registration Statement on Form 8-A dated October 5, 1987, filed with the Securities and Exchange Commission pursuant to Section 12 of the Exchange Act.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this
Registration Statement have been sold or which deregisters all securities then remaining unsold) shall be deemed incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filling of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Class A Common Stock covered by this Registration Statement has been passed upon for the Company by Donald E. Miller, Esq.  Mr. Miller is the Company's Executive President, General Counsel, and Secretary.

Item 6. Indemnification of Directors and Officers.

The Company's By-Laws provide for indemnification, to the extent permitted by Delaware General Corporation Law Section 145, of the Company's directors, officers, employees or agents ("Representatives") against expenses reasonably incurred by a
Representative with respect to civil, criminal, administrative or investigative actions, suits or proceedings related to their functions as Company Representatives. As a condition to such indemnification, the Representative must have acted in good faith and in a manner reasonably believed to be in the best interests of the Company or not opposed to the best interests of the Company. As a condition to such indemnification in criminal actions, the Representative must have had no reasonable cause to believe his conduct was unlawful.

With respect to causes of action against a Representative by the Company or by a third party in the name of the Company (such as stockholder derivative suits) (collectively, "Company Suits"), the Company's By-Laws provide that no indemnification may be made for a Company Suit in which a Representative is adjudged to be liable for negligence or misconduct in the performance of his duties, unless the Delaware Court of Chancery or the Court in which the Company Suit was brought determines that despite such adjudication and in view of all the circumstances of the case, the Representative is fairly and reasonably entitled to such indemnity.

The Company has purchased directors and officers liability insurance covering certain liabilities incurred by the Company's officers and directors in connection with the performance of their duties.

Item 7. Exemption for Registration Claimed:

Not applicable

Item 8. Exhibits

Exhibit 4 Instruments defining the rights of security holders:

 (1) The Company's Restated Certificate of Incorporation is incorporated herein by reference to Exhibit C of the Company's Proxy Statement dated October 27, 1989

 (2) The Company's Amended and Restated By-Laws, as amended on November 21, 1996, are incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 29, 1996.

 (3) An amendment to the Company's By-Laws, dated as of February 12, 1999, is incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

 (4) Specimen of Class A Common Stock Certificate is incorporated herein by reference to Exhibit 4(i) included in the Company's Registration Statement No. 33-15359 on Form S-2.

 (5) The 2000 Non-Employee Directors Stock-Option Plan of The Fairchild Corporation, is incorporated by reference to Appendix 2 of the Company's Proxy Statement dated October 10, 2000.

Exhibit 5 Opinion re legality

 (1) Opinion of Donald E. Miller, General Counsel.*
  (* Filed herewith)

Exhibit 23 Consents of Experts and Counsel

 (1) Consent of Arthur Andersen & Co., independent public accountants*
  (* Filed herewith)

 (2) Consent of Donald E. Miller (contained in the opinion of counsel filed as Exhibit 5(1) hereto).

Exhibit 24 Power of Attorney

 (1) Power of Attorney by members of the Company's Board of Directors regarding amendments to this Registration Statement, contained as part of the signatures to this Registration Statement.

Item 9.  Undertakings.

(a) The Company hereby undertakes:

 (1) To file, during any period in which offers or sales of the securities registered hereunder are being made, a post-effective amendment to this Registration Statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act").

  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (including the indemnification provisions described in Item 6 of this Registration Statement), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as  expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dulles, Commonwealth of Virginia, on January 23, 2001.

The Fairchild Corporation

By:  /s/
Michael T. Alcox
Senior Vice President and Chief Financial Officer

Required Signatures:  Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities indicated on January 23, 2001.
Signature by Directors:  Directors sign this Registration Statement both in their capacity as directors of the Company and as administrators of the 2000 NED Plan.
Power of Attorney:  Each person whose signature appears below constitutes and appoints Michael T. Alcox and Donald E. Miller, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange
Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

Signature           Title

 /s/   Chairman of the Board and
Jeffrey J. Steiner       Chief Executive Officer
    (Principal Executive Officer)

 /s/   Senior Vice President and Chief Financial Officer
Michael T. Alcox    (Principal Financial Officer)

 /s/   Controller
Michael L. McDonald

 /s/   Director
Melville R. Barlow

 /s/   Director
Mortimer M. Caplin

 /s/   Director
Phillip David

 /s/   Director
Robert E. Edwards

 /s/   Director
Steven L. Gerard

 /s/   Director
Harold J. Harris

 /s/   Director
Daniel Lebard

 /s   Director
Herbert S. Richey

 /s/   Director
Eric I. Steiner

Exhibit 5(1)

Opinion of Donald E. Miller
General Counsel

January 23, 2001

The Fairchild Corporation
45025 Aviation Drive, Suite 400
Dulles, VA 20166-7516

Ladies and Gentlemen:

I am the General Counsel of The Fairchild Corporation, a Delaware corporation (the "Company").  I am familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") being filed by the Company with the Securities and Exchange
Commission, relating to 52,500 shares of the Company's Class A Common Stock, $0.10 par value (the "Class A Common Stock") issuable pursuant to the 2000 Non-Employee Directors Stock-Option Plan of The Fairchild Corporation (the "2000 NED Plan").  The 2000
NED Plan was approved by the Company's stockholders at the Annual Meeting held on November 20, 2000.

I am familiar with the Company's Restated Certificate of Incorporation and its Amended and Restated By-Laws.  I am also familiar with the records of all meetings and consents of its Board of Directors and of its stockholders relating to the approval of the 2000 NED Plan and the authorization for the filing of the S-8 Registration Statement.  I have examined and relied upon such other records and documents as I deemed necessary or appropriate for purposes of rendering this opinion.

Based upon the foregoing, I am of the opinion that (a) the Company has corporate power adequate for the issuance of 52,500 shares of its Class A Common Stock pursuant to the 2000 NED Plan and the S-8 Registration Statement, (b) the Company has taken all necessary corporate action required to authorize the issuance of such 52,500 shares under the 2000 NED Plan, and (c) upon the issuance of such shares pursuant to the 2000 NED Plan, the shares will be validly and legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as part of the S-8 Registration Statement.

Very truly yours,

 /s/
Donald E. Miller
General Counsel

Exhibit 23(1)

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by refernence in this registration statement of our reports dated September 11, 2000 included in The Fairchild Corporation's Form 10-K for the year ended June 30, 2000, and to all references to our Firm included in this Form S-8 registration statement to register 52,500 Class A Shares of Common Stock Issuable Under the 2000 Non-Employee Directors Stock-Option Plan of The Fairchild Corporation.

 ARTHUR ANDERSEN LLP

 Washington, D.C.
 January 19, 2001